UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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INSPERITY, INC.

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Dear Fellow Insperity Employees,

As you may have seen, Stadium Capital, one of our largest stockholders, released a letter today expressing their disappointment in our financial results and corporate governance and the valuation of Insperity implied by the stock price. I personally wanted to let you know about these events and put them in proper context. We completely disagree with the content of the letter and believe there are substantial errors and mischaracterizations which we will respond to in due course.

We have a long history of positive interaction with our stockholders, including Stadium Capital. A few weeks ago, after years of constructive dialogue, Stadium Capital expressed for the first time a number of concerns and demands. While the Board did not agree with the allegations made by Stadium Capital, the Board worked diligently toward a resolution that they believe would have benefitted all stockholders and the company. Late last week, however, Stadium Capital rejected the proposed resolution, which included an offer to join the Board, and abruptly terminated our productive discussions.

While this was certainly a disappointing decision by Stadium Capital to abandon the constructive dialogue, these types of events can occur from time-to-time in the life of any publicly-held company. Indeed, such tactics by large stockholders are becoming increasingly common for a variety of reasons. While we may want to speculate as to Stadium Capital’s true motive, our energy is best spent by focusing on a path forward.

Over the next few weeks and leading up to our annual shareholders meeting, there may be some increased media attention about this matter. Stadium Capital may even issue additional public statements and, if they do, it’s likely that we will respond. If you do receive any calls from the media, please follow our normal process of referring them to our investor relations contact Doug Sharp at 281-348-3232. Likewise, for those of you that speak to our customers regularly, we will shortly be distributing to you talking points and FAQs you can use should they ask questions or express any concerns.

You may hear speculation about what happens next. I ask each of you to put aside any rumors and stay focused on the business at hand and what we do best – serving our clients. We are confident that we are on the right path. We can best show our clients and investors who we really are by executing our strategy and delivering great results.

The best course of action for all of us as employees of Insperity is to stay focused on execution of our strategic plan which we believe will create tremendous value for all stakeholders of the company, clients, employees, shareholders and the communities we serve. Thank you for your continued commitment to our clients, to one another, and to the Insperity’s mission to help businesses succeed so that communities prosper.

PJS

Paul J. Sarvadi

CEO

19001 Crescent Springs Drive | Kingwood, Texas 77339

OFFICE: 281-348-3270 | MOBILE: 281-536-6036 | FAX: 281-348-3708

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